                                                                     EXHIBIT 99N

=================================================


COMPLETE APPRAISAL
OF REAL PROPERTY

ZENITH ELECTRONICS CORPORATION
RAULAND PICTURE TUBE DIVISION
PLANT #25
2407 West North Avenue
Melrose Park, Cook County, Illinois


=================================================

IN A SELF-CONTAINED FORMAT


As of MAY 21, 1998


Prepared For:

PPM FINANCE, INC.
225 West Wacker Drive, Suite 1200
Chicago, Illinois  60606

And

ZENITH ELECTRONICS CORPORATION
1000 Milwaukee Avenue
Glenview, Illinois 60625


Prepared By:

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

June 11, 1998


Ms. Barbra Buck
PPM FINANCE, INC.
225 West Wacker Drive, Suite 1200
Chicago, Illinois  60606
And
Ms. Beverly Wyckoff, Esq.
ZENITH ELECTRONICS CORPORATION
1000 Milwaukee Avenue
Glenview, Illinois 60625

RE:  COMPLETE APPRAISAL OF REAL PROPERTY
     ZENITH ELECTRONICS CORPORATION
     RAULAND PICTURE TUBE DIVISION
     Plant #25
     2407 West North Avenue
     Melrose Park, Cook County, Illinois


Dear Ms. Buck and Ms. Wyckoff:

   In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc. is pleased to transmit our appraisal report estimating the market value and the quick sale or liquidation value of the fee simple estate in the referenced real estate property.

   This report has been prepared for PPM Finance, Inc. and Zenith Electronics Corporation and is intended only for the specified use of said Clients. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield of Illinois, Inc.

   The property was inspected by and the report was prepared by David O. Conroy. Stanley R. Dennis, Jr., MAI, has reviewed the report, and is in concurrence with the findings herein, but did not inspect the property.

June 11, 1998                                                    Page 2


   As a result of our analysis, we have formed an opinion that the market value of the fee simple estate in the subject property, subject to the assumptions, limiting conditions, certifications and definitions, as of May 21, 1998, was:


             TWO MILLION EIGHT HUNDRED TWENTY-FIVE THOUSAND DOLLARS
                                   $2,825,000

   The marketing period for the subject property is estimated to be approximately 12 months, which we believe (through conversations with area brokers and survey data) to be representative for an industrial property of this type.

   As a result of our analysis, we have formed an opinion that the quick sale or liquidation value of the fee simple estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of May 21, 1998 was:


                TWO MILLION FIVE HUNDRED FIFTY THOUSAND DOLLARS
                                   $2,550,000

   In our analysis of the subject property under quick sale or liquidation value scenario, the marketing time associated with this scenario is estimated to be 6 months or less.

   This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addenda.


Respectively submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.



David O. Conroy
Senior Appraiser
Illinois Certification No. 153-001128



Stanley R. Dennis, Jr., MAI
Managing Director
Illinois Certification No. 153-000686

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

NAME:                                   Zenith Electronics Corporation Rauland
                                        Picture Tube Division - Plant #25

LOCATION:                               2407 West North Avenue
                                        Melrose Park, Cook County, Illinois

AUDITOR'S PARCEL NUMBERS:               12-34-300-004
                                        12-34-304-002

INTEREST APPRAISED:                     Fee simple estate

DATE OF VALUE:                          May 21, 1998

OWNERSHIP:                              Zenith Electronics Corporation

LAND AREA:                              The land area of the site under analysis
                                        is approximately 955,344 square feet, or
                                        21.93 acres.

ZONING: The subject site is located within a zoning district designated as a G, Industrial District, by the Village of Melrose Park.

HIGHEST AND BEST USE
  If Vacant:                            Industrial development

  As Improved:                          Demolition of the existing improvement
                                        and redevelopment of the site for
                                        industrial use.

IMPROVEMENTS
  Type:                                 Industrial manufacturing facility

  Year Built:                           Early 1950's, with additions in
                                        approximately 1968, 1979, 1980, 1985,
                                        1986 and 1996.

  Gross Building Area:                  748,300 square feet

  Construction:                         Masonry, insulated metal and concrete
                                        tilt-up, over a steel frame.

  Condition:                            Average condition for its age.

MARKET VALUE INDICATION
LAND VALUATION:                         $2,825,000

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

RESULTING INDICATOR
  Price Per Square Foot:                $2.96 per square foot of land area

ESTIMATED MARKETING TIME:               12 months

QUICK SALE OR LIQUIDATION VALUE:        $2,550,000

  Price Per Square Foot:                $2.67 per square foot of land area

ESTIMATED MARKETING TIME:               6 months

SPECIAL ASSUMPTIONS:                    1. This appraisal report was prepared in
                                        conformity with the requirements of the
                                        Code of Ethics and Standards of
                                        Professional Practice of the Appraisal
                                        Institute.

                                        2. Information regarding the subject
                                        property was provided to us by Zenith
                                        Electronics Corporation and is assumed
                                        to be accurate.

                                        3. As of the date of inspection, the
                                        subject property was a manufacturing
                                        plant with large amounts of
                                        manufacturing equipment, and conveyors
                                        built within the building. We are
                                        assuming that all these items will be
                                        removed.

                                        4. The gross building area of 748,300
                                        square feet does not include a 182,000
                                        square foot basement area.

                                        5. No environmental audits were provided to the appraisers. We have assumed the subject property to be free of environmental hazards. The appraisers are not qualified to detect such substances and Cushman & Wakefield urges that an expert in this field be employed to determine the presence, if any, of any such toxic materials.

                                        6. Please refer to the list of
                                        additional assumptions and limiting
                                        conditions included at the end of this
                                        report.

                                                               TABLE OF CONTENTS
================================================================================


                                                                           PAGE
PHOTOGRAPHS OF SUBJECT PROPERTY............................................    1

INTRODUCTION...............................................................    9

REGIONAL ANALYSIS..........................................................   15

NEIGHBORHOOD ANALYSIS......................................................   27

INDUSTRIAL MARKET ANALYSIS.................................................   28

PROPERTY DESCRIPTION.......................................................   37

REAL PROPERTY TAXES AND ASSESSMENTS........................................   43

ZONING.....................................................................   44

HIGHEST AND BEST USE.......................................................   45

QUICK SALE VALUE ESTIMATE..................................................   60

ASSUMPTIONS AND LIMITING CONDITIONS........................................   61

CERTIFICATION OF APPROVAL..................................................   65

ADDENDA....................................................................   66
   Legal Description
   Land Sale Data Sheets
   Qualifications of Appraisers

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
--------------------------------------------------------------------------------


                           [PHOTOGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
           VIEW LOOKING WEST ALONG NORTH AVENUE, SUBJECT IS TO RIGHT


                           [PHOTOGRAPH APPEARS HERE]
    =====================================================================










     =====================================================================
           VIEW LOOKING SOUTH ALONG 25/th/AVENUE, SUBJECT IS TO LEFT

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
--------------------------------------------------------------------------------

                           [PHOTOGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
   VIEW LOOKING NORTHEAST AT NEW OFFICE ADDITION FROM CORNER OF NORTH AVENUE


                           [PHOTOGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
        VIEW LOOKING WEST AT ORIGINAL OFFICE SECTION FROM NORTH AVENUE

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
--------------------------------------------------------------------------------

                          [PHOTOGRAPHS APPEARS HERE]
     =====================================================================










     =====================================================================
     VIEW FROM 25/th/ AVENUE TOWARD WEST SIDE OF PLANT AND OFFICE SECTIONS


                          [PHOTOGRAPHS APPEARS HERE]
     =====================================================================










     =====================================================================
            VIEW OF RECEIVING DOCK AREA ALONG WEST SIDE OF BUILDING

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
--------------------------------------------------------------------------------

                           [PHOTOGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
                           VIEW OF WEST SIDE OF PLANT


                           [PHOTPGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
            VIEW OF RECESSED SHIPPING DOORS ALONG WEST SIDE OF PLANT

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
--------------------------------------------------------------------------------

                           [PHOTOGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
    VIEW OF NORTH PROPERTY LINE, RAIL YARD TO LEFT, SUBJECT PLANT TO RIGHT


                           [PHOTOGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
             VIEW OF EAST PROPERTY LINE, SUBJECT BUILDING TO RIGHT

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
--------------------------------------------------------------------------------

                           [PHOTPGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
                    VIEW OF EAST SIDE OF SUBJECT'S BUILDING


                           [PHOTGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
     INTERIOR VIEW OF NEWEST INDUSTRIAL ADDITION ALONG WEST SIDE OF PLANT

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
--------------------------------------------------------------------------------

                           [PHOTOGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
                      INTERIOR VIEW OF MANUFACTURING AREA


                           [PHOTOGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
                      INTERIOR VIEW OF MANUFACTURING AREA

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
--------------------------------------------------------------------------------

                           [PHOTOGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
                      INTERIOR VIEW OF MANUFACTURING AREA


                           [PHOTOGRAPH APPEARS HERE]
     =====================================================================










     =====================================================================
                        INTERIOR VIEW OF BASEMENT AREA

                                                                    INTRODUCTION
--------------------------------------------------------------------------------

PROPERTY DESCRIPTION

   The subject property consists of a heavy manufacturing plant facility. The gross building area for the first and second floors amounts to approximately 748,300 square feet. In addition, there is a 182,000-square foot basement area not included in the gross building area. The building was constructed in sections from the early 1950's through the mid-1990's. The site area contains
21.93 acres. The property address is 2407 West North Avenue, Melrose Park, Illinois. The Cook County assessors property PIN numbers are 12-34-300-004 and 12-34-304-002.

PROPERTY OWNERSHIP AND RECENT HISTORY

   According to information supplied by the property's owner, Zenith Electronics Corporation, the property was purchased in approximately 1965 and remodeled for use by their Rauland Picture Tube Division. They have made numerous additions in approximately 1968, 1979, 1980, 1985, 1986 and 1996.

COMPETENCY PROVISION

   We are aware of the competency provision by the USPAP and the authors of this report meet the standards. David O. Conroy inspected the subject property, researched, and analyzed the pertinent market information, and wrote the report, under the supervision of Stanley R. Dennis, Jr., MAI. It is our opinion that we are fully competent to perform this appraisal, due to the fact that:

 1. The appraisers have full knowledge and experience in the nature of this assignment.

 2. All necessary and appropriate steps have been taken in order to complete the assignment competently.

 3. There is no lack of knowledge, or experience that would prohibit this assignment to be completed in a professional competent manner or where a biased or misleading opinion of value would be rendered.

PURPOSE AND FUNCTION OF THE APPRAISAL

   The purpose of this appraisal is to estimate the market value and the quick sale or liquidation value of the fee simple estate in the subject property as of May 21, 1998, the date of inspection. The function of this appraisal is to assist our clients, PPM Finance, Inc., and Zenith Electronics Corporation, in an evaluation of the real estate asset for possible sale.

                                                                    INTRODUCTION
--------------------------------------------------------------------------------

SCOPE OF THE APPRAISAL

   In the process of preparing this appraisal, I met with Mr. Uday P. Nadkarni, Director - Industrial Engineering and Facilities, Mr. Charles Svitak, Manager - Facilities Engineering and Energy, and Mr. Edward Reszke, Manager - Distribution and Warehousing. I inspected the exterior and interior of the subject property, and reviewed interior plans. The appraisers conducted market research into the demand for older industrial facilities, gathered information on the sale of vacant land and older industrial buildings, and conducted a highest and best use analysis of the subject property. The appraisers concluded the highest and best use for the property is to be for redevelopment with a new industrial building. The appraisers therefore concluded a value estimate of the land less demolition cost of the existing improvement.


DATE OF VALUE AND PROPERTY INSPECTION

   The date of value is May 21, 1998, which is the date of the property inspection.

PROPERTY RIGHTS APPRAISED

   Fee simple estate.


DEFINITIONS OF VALUE, INTEREST APPRAISED AND OTHER PERTINENT TERMS

   The definition of market value in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), 1996 Edition, published by The Appraisal Foundation, is as follows:

   The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

 1. Buyer and seller are typically motivated;
 2. Both parties are well informed or well advised, and acting in what they consider their own best interests;
 3. A reasonable time is allowed for exposure in the open market;
 4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

                                                                    INTRODUCTION
--------------------------------------------------------------------------------

 5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

   Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, are as follows:

   FEE SIMPLE ESTATE

   Absolute ownership unencumbered by any other interest or estate; subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat.

   QUICK SALE

   Quick sale or liquidation value reflects a sale within a six-month period.

   CASH EQUIVALENT

   A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

   Definitions of other terms taken from various are as follows:

   MARKET VALUE AS IS ON APPRAISAL DATE

   The market value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications as of the date the appraisal is prepared.

   MARKETING TIME

   Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. Marketing time is subsequent to the effective date of the appraisal, whereas exposure time, as defined below is presumed to precede the effective date of the appraisal. The estimate of marketing time uses some of their same data analyzed in the process of estimating the reasonable exposure time and is not intended to be a predication of a date of sale.

                                                                    INTRODUCTION
--------------------------------------------------------------------------------

   We have concluded that a marketing period of approximately 12 months would be required in order to sell the subject property under the market value premise. The market value conclusion expressed in this report is based on current market conditions. Our market value estimate should not be interpreted as being representative of the final price at which the property might sell throughout the entire marketing period, due to uncertain market conditions.

   EXPOSURE TIME

   Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

   We have estimated the appropriate exposure time for the subject property to be approximately 12 months under the market value premise.

LEGAL DESCRIPTION

   The legal description of the subject property is included in the Addenda section of this report. The legal description was taken from materials provided by the client. It should be noted that the legal description of the site has not been verified with legal counsel. We suggest that such verification be obtained prior to utilizing said legal description in any legal document or conveyance. Cushman & Wakefield assumes no responsibility for the accuracy or legality of said legal description.

                                                                    INTRODUCTION
--------------------------------------------------------------------------------

REGIONAL AREA MAP

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

CHICAGO METROPOLITAN AREA

  This section evaluates general demographic and economic trends in the property's regional location to determine the outlook for the overall market based upon comparison of projected population, employment and other trends with actual historical data. The Chicago Consolidated Metropolitan Statistical Area
(CMSA), located at the southwestern tip of Lake Michigan, is the Midwest's financial, commercial, transportation, and industrial center. As defined by the United States Census Bureau, the Chicago CMSA includes a total of eleven counties: eight in Illinois, two in Indiana, and one in Wisconsin. As a whole, the Chicago CMSA covers a territory of 5,660 square miles.

POPULATION

  The population of the Chicago Metropolitan Area is the third largest in the nation, behind New York and greater Los Angeles. The historical and projected population growth trends for the six primary counties in the Chicago Metropolitan area are summarized in TABLE A below.

 ====================================================================================================================
                                                      TABLE A
                                             CHICAGO METROPOLITAN AREA
                                        POPULATION STATISTICS - 1980 THRU 2006
======================================================================================================================
                                                             ANNUAL                             ANNUAL
                                                            % CHANGE                           % CHANGE
COUNTY                   1980               1996            1980-1996        2006             1996-2006
----------------------------------------------------------------------------------------------------------------------
Cook                  5,254,000          5,136,800           -0.14%        5,086,800            -0.08%
Chicago               3,005,000          2,762,000           -0.53%           N/A                 N/A
Suburban              2,249,000          2,374,800            0.34%           N/A                 N/A
DuPage                  659,000            857,800            1.66%          925,800             0.90%
Kane                    278,000            353,300            1.51%          374,800             0.37%
Lake                    440,000            570,600            1.64%          624,000             0.88%
McHenry                 148,000            225,700            2.67%          273,600             1.27%
Will                    324,000            415,800            1.57%          499,600             1.21%

Total                 7,103,000          7,560,000            0.39%        7,784,600             0.25%
----------------------------------------------------------------------------------------------------------------------
SOURCE:  WOODS & POOLE ECONOMICS, INC.
======================================================================================================================

  As summarized in TABLE A, the City of Chicago had an estimated population of
2.762 million in 1996, a decrease of 243,000 residents since 1980, when the population was estimated at approximately 3.005 million people. However, the decline in urban population since 1980 was more than offset by a significant growth in the suburban population.

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

  The population shift from the city to the suburbs becomes evident when one looks at the county population as a percentage of the total population. These figures, as well as projections for the year 2006, are presented below in TABLE B as follows:

               ===============================================================================
                                                TABLE B
                                POPULATION AS A PERCENTAGE OF THE TOTAL
               ================================================================================
               COUNTY                                  1980           1996          2006/(1)/
               -------------------------------------------------------------------------------
               Cook:                                  74.0%          68.0%          65.8%
                 Chicago                              42.3%          36.5%            -
                 Suburbs                              31.6%          31.4%            -
               DuPage                                  9.3%          11.4%          12.1%
               Kane                                    3.9%           4.7%           4.7%
               Lake                                    6.2%           7.6%           8.0%
               McHenry                                 2.1%           3.0%           3.3%
               Will                                    4.6%           5.5%           6.1%
               --------------------------------------------------------------------------------
               /(1)/ Projected
               ================================================================================


  The preceding table shows a steady migration from the city toward the suburbs. The collar counties of DuPage, Kane, Lake, McHenry, and Will increased their share of the regional population from 26.1 percent in 1980 to 32.2 percent in 1996. Their share of the population is expected to further increase to 34.2 percent by the year 2006. The population shift from the city to suburban areas is common among most major cities throughout the Great Lakes and Northeastern regions, and is expected to continue for the foreseeable future.

TRANSPORTATION

     AIR TRANSPORTATION

     Chicago is one of the primary transportation hubs in the United States. O'Hare International Airport is the busiest in the world, handling approximately
67.25 million passengers in 1995. The substantial increase in air traffic is attributed to several factors, which include the deregulation of the airline industry, the establishment of regional "hubs" by major airlines, and the economic expansion into global markets. United Airlines rebuilt their terminal in 1987 at a cost of $500 million; American Airlines also expanded and upgraded their facility in 1990, the $329 million project was intended to provide more space for airline operations and to provide greater convenience and comfort for their passengers. Finally, the new 1.1 million square foot International Terminal at O'Hare was completed in 1992. The new terminal increased international passenger travel from 6.76 million in 1993 to 9.89 million in 1995, or 15.0 percent.

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

     Midway Airport, located in the southwest portion of the city, serves as a secondary airport which has become an increasingly popular alternative to O'Hare. From 1980 to 1990, passenger volumes increased significantly, rising from 600,000 passengers to nearly 9.0 million passengers. Passenger volumes fell to 7.3 million in 1991 and to 4.6 million in 1992 as Midway Airlines, the primary carrier at the time, filed for bankruptcy. In 1991, Midway Airport was serviced by four only carriers, Comair, Northwest, Southwest and USAir; however, during 1992 and 1993, twelve new airline carriers were added, including America West, Midway Airlines, MarkAir, TWA, and Continental. According to information compiled by the Chicago Department of Aviation, 6.76 million passengers traveled through Midway Airport in 1993, 9.54 million in 1994 and 9.89 in 1995. The newest CTA rail line, which links Midway Airport to the Chicago Loop was completed in 1993. The $500.0 million project provides daily transportation for approximately 50,000 southwest side residents. Benefiting from a new Midway Airlines, a surging Southwest Airlines and the local operations of 15 other carriers, Midway Airport is expected to see passenger volume continue to increase.

     According to an article in Crain's Chicago Business, city officials are considering options to expand Midway Airport's terminal operations. Their choices include replacing Midway Airport's 47-year old terminal with a larger one or expanding the current structure. Reportedly, the city anticipated construction to commence in 1996, with new terminal operations in four years, however, at present, no construction has been started. The city has also purchased three land parcels situated east of Cicero Avenue to accommodate expanded parking. According to the city officials, the cost of the project would be borne by the airport's carriers and federal sources, not by city taxpayers. While the expansion would ease air traffic into Chicago; the proximity of residential development around Midway Airport limits the size and flight schedule of aircraft utilizing the airport. Therefore, in the end, the terminal expansion would serve to safeguard Midway's position as a thriving second-tier airport, rather than significantly expand its customer base.

     GROUND TRANSPORTATION

     Several major expressways and interstate highways pass through the Chicago area. Interstate 88 and 290 are the main routes to cities along the East-West corridor. Interstate 55 provides access to the southwestern cities. Cities to the north and northwest are accessed via Interstates 90 and 94; and finally, north-south travel between the western suburbs is facilitated by Interstate 294 and 355. In total, the Chicago area has over 630

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

miles of expressways. Within the metropolitan area, commuter transportation is facilitated by rail lines, rapid transit systems, bus lines and expressway systems.


   Suburban Chicago is served by eleven radial Metra rail lines originating from the Central Business District. The 507-mile Metra system serves 227 stations in six counties in Illinois: Cook, Lake, DuPage, Will, McHenry and Kane and Kenosha County in Wisconsin. Ridership on Metra totaled 73.2 million in 1995, a slight decrease from the 74.7 million riders in 1994. The exhibit on the facing page details the areas serviced by Metra's transportation network in the Chicago Metropolitan Area. The urban areas of Chicago are served by sixteen elevated rail lines and a number of bus routes. Just over 135.3 million people used the "El" and 306 million used the bus routes as a mode of transportation in 1995. According to the RTA, 442.7 million people utilized some form of public transportation in 1995; a 5.9 percent decrease from 1994.


EMPLOYMENT

   The Chicago economy, like most major metropolitan areas, began as a manufacturing center. However, today the Chicago economic growth is no longer primarily based on the manufacturing sector, but is distributed among wholesale and retail trade, health care, education, and financial services. TABLE C, below, summarizes the diversity of employment for the eleven county Consolidated Metropolitan Statistical Area.

==========================================================================================
                                          TABLE C
               CHICAGO METROPOLITAN AREA EMPLOYMENT STATISTICS: 1996 - 2006
==========================================================================================
                                                                           COMPOUND GROWTH
                                   1996  PERCENT          2006  PERCENT          1996-2006
INDUSTRY GROUP               EMPLOYMENT  OF TOTAL   EMPLOYMENT  OF TOTAL
-------------------------------------------------------------------------------------------
Mining/Agriculture               40,160       0.8%      47,710     0.9%           1.74%
Manufacturing                   728,980      14.5%     701,260    13.1%          -0.39%
Construction                    236,610       4.7%     244,450     4.6%           0.33%
TCU (1)                         285,860       5.7%     307,410     5.7%           0.73%
Trade                         1,106,870      22.0%   1,162,370    21.7%           0.49%
FIRE                            468,730       9.3%     532,870    10.0%           1.29%
Services                      1,592,010      31.7%   1,803,700    33.7%           1.26%
Government                      558,340      11.1%     545,920    10.1%          -0.22%
--------------------------------------------------------------------------------------------
TOTAL                         5,030,540    100.00%   5,357,150   100.0%           0.63%
---------------------------------------------------------------------------------------------
SOURCE: WOODS & POOLE ECONOMICS, INC.
/(1)/  TRANSPORTATION, COMMUNICATIONS & UTILITIES
==========================================================================================

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------



     The local employment picture is expected to follow historical trends as the Chicago MSA enters the next decade. The service sector will continue to lead employment, the manufacturing sector will shrink and overall job growth will remain steady. Employment increases in the communications sector are considered a sure bet; however, expected utility deregulation will dampen long-term growth prospects for this industry. According to Woods & Poole, the services and FIRE industries should continue to lead employment growth during the next ten years. These projections are supported by the steady increase in the number of area small businesses, the contribution of local universities and MSA's ability to capitalize on increased international trade.

     In 1996, the number of jobs in Cook County accounted for 62.8 percent of total employment for the eleven county area. Similar to the population trends previously discussed, the collar counties are also projected to increase their share of total employment. This distribution is summarized in TABLE D below.

               ===========================================================================================
                                                         TABLE D
                                                CHICAGO METROPOLITAN AREA
                                            EMPLOYMENT STATISTICS: 1996 - 2006
               ==============================================================================================
                                                              1996                         2006
               INDUSTRY GROUP                               EMPLOYMENT                  EMPLOYMENT
               ----------------------------------------------------------------------------------------------
               Cook County                                  62.8%                        59.8%
               DuPage County                                12.3%                        13.5%
               Kane County                                  3.7%                         3.8%
               Lake County                                  6.3%                         7.3%
               McHenry County                               2.0%                         2.2%
               Will County                                  3.0%                         3.2%
               Other Counties                               9.9%                        10.1%
               ----------------------------------------------------------------------------------------------
               TOTAL/(1)/                                   100%                         100%
               ----------------------------------------------------------------------------------------------
               SOURCE: WOODS & POOLE
               /(1)/ FOR THE 11-COUNTY CSMA
               ==============================================================================================

  Chicago is a leading corporate headquarters location. A number of Fortune 500 firms are headquartered in the Chicago area. Many other firms also have regional headquarters in the Chicago area. Among the largest firms headquartered in Chicago are: Sears, Roebuck & Company, Amoco, Sara Lee, United Airlines, and Motorola. The

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

presence of a large number of corporate headquarters in the area is indicative of the strength of the local support network and general business climate.



     Chicago's top five public company employers in 1995 were the Sears, Roebuck & Company, McDonald's Corporation, Sara Lee Corporation, Motorola, Inc., and UAL Corporation. A list of the largest public and private companies, by 1995 revenues, is presented in EXHIBIT A on the following facing page.


     Chicago is also a world leader in the trading of commodities, stock options, currency and interest rate futures. The City has four major financial exchanges including the Chicago Board of Trade, the Chicago Board Options Exchange, the Chicago Mercantile Exchange and the Midwest Stock Exchange. Eighty percent of the world's commodities are traded through three of Chicago's exchanges.

UNEMPLOYMENT

      The average annual unemployment rates for the six-county metropolitan area are summarized below in TABLE E. From 1988 to 1993, Cook, Kane, and Will County had unemployment rates higher than the national average, while DuPage and Lake County were consistently lower. Only McHenry County had unemployment rates similar to the national average during that time period. Since year-end 1994, unemployment rates in the six-county metropolitan area have generally been below the average for the nation.

======================================================================================
                                      TABLE E
                          AVERAGE ANNUAL UNEMPLOYMENT RATE
                        SIX-COUNTY CHICAGO METROPOLITAN AREA
======================================================================================
              Cook    DuPage    Kane     Lake    McHenry    Will               U.S.
Year         County   County   County   County    County   County   Illinois   Avg.
--------------------------------------------------------------------------------------
1988            6.7%     3.8%     5.4%     4.3%      4.8%     7.3%     6.8%     5.5%
1988            5.9%     3.3%     5.5%     3.9%      4.5%     6.3%     6.0%     5.3%
1990            6.3%     3.6%     5.9%     3.9%      5.3%     6.4%     6.2%     5.5%
1991            7.2%     4.8%     7.5%     4.6%      7.1%     7.4%     7.1%     6.7%
1992            7.8%     5.1%     8.0%     4.8%      6.6%     7.8%     7.5%     7.4%
1993            7.8%     5.1%     7.6%     4.9%      6.4%     7.4%     7.4%     6.4%
1994            4.2%     2.8%     4.6%     3.8%      3.9%     4.8%     4.2%     5.1%
1995            5.5%     3.4%     5.0%     4.0%      4.1%     5.3%     5.2%     5.6%
1996            5.5%     3.4%     4.9%     4.0%      4.0%     5.2%     5.3%     5.4%
Jul-97          4.8%     2.8%     3.8%     3.3%      2.9%     4.2%     4.6%     5.0%

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
SOURCE:  ILLINOIS DEPARTMENT OF EMPLOYMENT SECURITY
================================================================================

====================================================================================================================================
                                                             EXHIBIT A
                                          METROPOLITAN CHICAGO'S LARGEST PUBLIC COMPANIES
                                                      RANKED BY 1995 REVENUES
====================================================================================================================================
                                                                                     NET                      NUMBER OF
                                                                                   REVENUES                   EMPLOYEES
NAME                                                  CITY                        1995 (000'S)                  1995
------------------------------------------------------------------------------------------------------------------------------------
Sears Roebuck & Co.                             Hoffman Estates                    $34,925.0                  359,700
------------------------------------------------------------------------------------------------------------------------------------
Amoco Corp.                                         Chicago                        $27,066.0                   42,689
------------------------------------------------------------------------------------------------------------------------------------
Motorola Inc.                                      Schaumburg                      $27,037.0                  142,000
------------------------------------------------------------------------------------------------------------------------------------
Allstate Corp.                                     Northbrook                      $22,793.3                  44,3000
------------------------------------------------------------------------------------------------------------------------------------
Sara Lee Corp.                                      Chicago                        $17,719.0                  149,100
------------------------------------------------------------------------------------------------------------------------------------
Caterpillar, Inc.                                    Peoria                        $16,072.0                   54,352
------------------------------------------------------------------------------------------------------------------------------------
UAL Corp.                                      Elk Grove Township                  $14,943.0                   77,900
------------------------------------------------------------------------------------------------------------------------------------
CNA Financial Corp.                                 Chicago                        $14,699.7                   15,600
------------------------------------------------------------------------------------------------------------------------------------
Ameritech Corp.                                     Chicago                        $13,427.8                   65,345
------------------------------------------------------------------------------------------------------------------------------------
Archer Daniels Midland Co.                          Decatur                        $12,671.8                   14,833
------------------------------------------------------------------------------------------------------------------------------------
Walgreen Co.                                       Deerfield                       $10,395.0                   68,800
------------------------------------------------------------------------------------------------------------------------------------
Deere & Co.                                          Moline                        $10,291.0                   33,375
------------------------------------------------------------------------------------------------------------------------------------
WMX Technologies, Inc.                              Oakbrook                       $10,247.6                   74,400
------------------------------------------------------------------------------------------------------------------------------------
Abbott Laboratories                               Abbott Park                      $10,012.1                   50,241
------------------------------------------------------------------------------------------------------------------------------------
McDonald's Corp.                                    Oakbrook                       $ 9,794.5                  183,000
====================================================================================================================================

       =======================================================================================================================
                                               METROPOLITAN CHICAGO'S LARGEST PRIVATE COMPANIES
                                                            RANKED BY 1995 REVENUES
       =======================================================================================================================
      NAME                                                             NET REVENUES 1995           NUMBER OF EMPLOYEES 1995
                                                                            (000's)
      ------------------------------------------------------------------------------------------------------------------------
      Montgomery Ward Holding Co.                                        $7,085.0                    54,800
      ------------------------------------------------------------------------------------------------------------------------
      Marmon Group                                                       $6,000.0                    28,000
      ------------------------------------------------------------------------------------------------------------------------
      Alliant Foodservice, Inc.                                          $4,225.7                     9,000
      ------------------------------------------------------------------------------------------------------------------------
      Topco Associates, Inc.                                             $3,700.0                       402
      ------------------------------------------------------------------------------------------------------------------------
      Kemper National Insurance Cos.                                     $3,400.0                     8,837
      ------------------------------------------------------------------------------------------------------------------------
      Hyatt Hotels Corp.                                                 $2,700.0                    40,000
      ------------------------------------------------------------------------------------------------------------------------
      Ace Hardware Corp.                                                 $2,440.0                     3,929
      ------------------------------------------------------------------------------------------------------------------------
      Cotter & Company                                                   $2,437.0                     4,195
      ------------------------------------------------------------------------------------------------------------------------
      Budget Rent a Car Corp.                                            $2,430.0                    24,000
      ------------------------------------------------------------------------------------------------------------------------
      OSI Industries, Inc.                                               $2,000.0                       575
      ========================================================================================================================

                                                               REGIONAL ANALYSIS
================================================================================

  After three years of relatively high unemployment rates throughout the Chicago Metropolitan Area, the labor market improved significantly during 1994. According to Crain's Chicago Business, economic recovery in the Chicago area is expected to be stronger than other areas of the country, largely due to the strong export of capital goods.

TOURISM

  Chicago has long been a destination for tourists. The potential for additions to the number of visitors coming to the Chicago area on an annual basis has been enhanced of late, as the possibility of riverboat gambling to the City of Chicago area continues to be explored. Navy Pier and North Pier, located in the southern portion of the North Michigan Avenue Corridor, offer a variety of cultural and maritime events during the summer months. The $190.0 million redevelopment of Navy Pier incorporates many additional uses in a variety of new facilities to serve the city and tourist populations. These include the Family Pavilion anchored by the 50,000 square foot Chicago Children's Museum; Navy Pier Gardens; Festival Hall, an enclosed parking facility for 1,200 automobiles; new restaurants; an 18,000 square foot beer garden and a 25,000 square foot ballroom. Additional tourist attractions include at Navy Pier include the Skyline Stage, a 1,500 seat theater; a large screen theater with a five-story high by eighty feet wide screen; and a 150 foot Ferris wheel. While attendance at Navy Pier has exceeded initial expectations; according to a December 17, 1996 article in Crain's Chicago Business, North Pier has never performed to expectations. While the 280,000 square feet of office space is well occupied; the 160,000 square feet of retail space has suffered. The Baja Beach Club, a nightclub and restaurant which serves as an anchor tenant, is currently operating under Chapter 11 bankruptcy; and the Children's' Museum, considered a traffic generator, moved to Navy Pier. North Pier is currently on the block and is expected to transact between $25.0 to $35.0 million; considerably less than the original $70.0 million redevelopment cost. Additional tourist attractions in the Chicago Metropolitan Area include the Six Flags Great America Amusement Park, Sears Tower, the John Hancock Building, which is currently renovating their skydeck, Shedd Aquarium, Museum of Science and Industry, the Adler Planetarium, the Art Institute, Michigan Avenue and the lakefront.

  Chicago Bears owner, Michael McCaskey, is seeking a new stadium for his football team after the 1999 season. According to Crain's Chicago Business, after nine months of relentlessly selling a do-or-die deadline of early 1996 for a new stadium plan, McCaskey extended the team's deadline for another year. The extension came as plans for the

                                                               REGIONAL ANALYSIS
================================================================================

Northwest Indiana football stadium complex died and political support for the proposed $415.0 million, 72,000 seat domed facility near McCormick Place in Chicago is questionable. A decision will have to be made by the end of this season because the design and construction of a new stadium will take at least three years.

  State Street, the historic shopping street where no automobiles have been allowed for years, was recently renovated. State Street is home to the flagship Marshall Fields store, as well as many other large and small retailers. The Chicago Transportation Department spent $30.0 million to renovate the street and open it to auto traffic. In an effort to preserve sidewalk space and encourage pedestrian traffic, the street width was maintained at 16 feet. Automobile traffic will be limited, with turn lanes at various intersections to enable drivers to turn onto cross streets.

SUMMARY

  In summary, Chicago's status as a world class city is due to a variety of inherent strengths, including: its excellent transportation system, central geographic location, well educated work force, commodities and futures exchanges, and its numerous cultural, educational and recreational amenities.
In addition, the municipality of the City of Chicago is generally healthy financially, and the administration under Mayor Richard M. Daley, Jr. is considered helpful toward business and development. Because of these factors, the area ranked 11th among all metropolitan areas in terms of business climate, according to a recent survey of chief executives across the nation. This same survey, conducted by Cushman & Wakefield, Inc., also found that the Chicago area "is still tops on access to markets and raw materials, and has improved its rank position on the cost and availability of industrial labor, quality of life for employees, government climate, and the cost and availability of both office space and industrial sites with existing uses."

  Although the Chicago area will continue to be subject to national economic trends and conditions, the diversity of the local economy will insulate the area from volatile economic swings. Overall, the Chicago area is expected to continue its trend of economic growth. The continuation of Chicago's healthy business climate, as well as its economic stability, should ensure a favorable environment for real estate development and investment over the long-term.

                                                               REGIONAL ANALYSIS
================================================================================

insert neighborhood map

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

MELROSE PARK

   The subject property is located in the near western suburban community of Melrose Park, located approximately three miles west of the western edge of the city of Chicago and approximately 15 miles west of the Central Business District of Chicago. The village limits of Melrose Park can generally be defined as Lake Street to the south, Mannheim Road (U.S. Route 45) to the west, Armitage Avenue to the north, and First Avenue to the east. North Avenue is a main east/west thoroughfare that bisects the village. 25th Avenue and Broadway Avenue are both north/south highway arteries that bisect the village. Railroads that serve the village include Union Pacific Railroad and the Indiana Harbor Belt Railroad. Other main highway arteries near Melrose Park include Harlem Avenue (U.S. Route
43), a major north/south artery located approximately one mile east of the village. Access to the Eisenhower expressway is via Mannheim Road, 25th Avenue, and Broadway Avenue. Access to Interstate 294 is via North Avenue.

   The subject property is situated in the north central portion of the village at the northeast corner of North Avenue and 25th Avenue. This is a mixed industrial-commercial section of Melrose Park. North Avenue, at this location, is predominantly developed with industrial and retail users. The border of the subject property can be defined as Indiana Harbor Belt Railroad to the north, 25th Avenue to the west, North Avenue on the south and the Ford Motor Company warehouse and Jewel Foods warehouse to the east. North Avenue, at the subject's location, is a four-lane commercial thoroughfare with signalized intersection and turning lanes. 25th Avenue is a four-lane north/south road crossing North Avenue at the subject's location. 25th Avenue rises as it goes north over the Indiana Harbor Belt Railroad. Melrose Park is considered a mature community and is fully developed. Generally, industrial and commercial development is along either sides of North Avenue with industrial developments behind it and to the north and residential development behind the commercial development to the south.

   In summary, the subject is located in an area well suited for industrial-commercial development. Real estate values are anticipated to increase at a moderate, but steady, pace. Overall, the economy of the immediate area is anticipated to continue to be stable.

                                                      INDUSTRIAL MARKET ANALYSIS
================================================================================

METROPOLITAN CHICAGO MARKET OVERVIEW

   According to Cushman & Wakefield's Research Services Department, the total inventory of industrial space in the Chicago area is about 900 million square feet. Given the degree of user ownership, vacancy statistics for Chicago area industrial properties are difficult to estimate. However, according to Cushman & Wakefield's First Quarter, 1998 Industrial Market Report, approximately 62.1 million square feet of industrial space is currently available throughout the metropolitan area, implying an overall vacancy rate of 7.1 percent. Note, however, that some of this vacant space includes older, obsolete industrial facilities. The breakdown of available industrial space, by submarket within the Chicago MSA, is summarized in the following table.

====================================================================================================
                               CHICAGO MSA INDUSTRIAL MARKET SUMMARY
                                         1ST QUARTER 1998
 ====================================================================================================
                                                              TOTAL AVAILABLE
                                      TOTAL INDUSTRIAL     INDUSTRIAL SPACE (SF)    VACANCY RATE %
SUBMARKET                                SPACE (SF)
-----------------------------------------------------------------------------------------------------
Chicago North                             109,090,599             5,820,831              5.3%
Chicago South                             132,580,230             9,577,568              7.2%
Western Cook Cty                           95,222,329             7,039,406              7.4%
South Suburbs                              77,732,814             5,397,041              6.9%
Northern Cook Cty                          39,516,385             1,938,880              4.9%
NORTHWEST COOK CTY                         90,956,768             6,437,457              7.1%
Northern Fox Valley                        15,400,127               610,395              4.0%
Northeast DuPage Cty                       70,593,799             6,324,399              9.0%
Southern DuPage Cty                        14,332,527               830,565              5.8%
Central DuPage Cty                         27,195,443             2,159,424              7.9%
Southern Fox Valley                        57,707,418             5,535,667              9.6%
Lake County                                70,407,701             6,395,539              9.1%
McHenry County                             23,465,165               700,915              3.0%
Western Kane Cty                            9,305,572               354,307              3.8%
Will County                               39,532,0924             3,033,875              7.7%
----------------------------------------------------------------------------------------------------
Year-End 1995                             828,858,907            59,745,952              7.2%
Year-End 1996                             838,354,939            62,199,229              7.4%
Year End 1997                             872,773,890            62,148,026              7.1%
1/ST/ QUARTER 1998                        873,038,969            62,156,269              7.1%
====================================================================================================

insert page for metro market ovw

                                                      INDUSTRIAL MARKET ANALYSIS
================================================================================

   Over the past few years, continued improvement within the regional and national economies have spurred a significant amount of industrial growth in the Chicago metropolitan area. This is a marked change from the uncertainty which arose from the weak economy prevalent in the late-1980's and early-1990's.

   Discussions with knowledgeable market participants, and review of relevant market surveys, indicate that a greater level of absorption of existing industrial inventory and reduced development of new space resulted in the overall stabilization of industrial property values and rental rates in 1993 and 1994. This trend continued through 1996, although market-wide vacancy levels were somewhat offset by substantial inventories of new construction which began to come on-line in late 1996. Graphically presented on the facing page is a summary of the Chicago Metropolitan Industrial Inventory Vacancy, Historical Sales and Leasing Activity as reported by Cushman & Wakefield. This chart illustrates 1997 industrial leasing and sales activity and construction completion through the First Quarter of 1998.

   The beneficiaries of market stabilization and recovery within the industrial sector have been mixed and depend upon the particular submarket and industrial property type. Demand for some manufacturing facilities, and particularly those located in the city center, has remained flat or continued to deteriorate in terms of market position. The largest inventory of available space is located in the city and within western portions of Cook County. The lowest levels of available industrial inventory are reported in the Northeast DuPage County area, availability is especially limited among good-quality properties in close proximity to the Chicago O'Hare International Airport, with the strongest demand generally in warehouse and distribution facilities.

   Statistics prepared through the First Quarter of 1998 by Cushman & Wakefield suggest a similar circumstance. Generally, all of the Chicago metropolitan area industrial submarkets tracked by Cushman & Wakefield have demonstrated improved sales and leasing activity with a slowing of construction completions.

                                                      INDUSTRIAL MARKET ANALYSIS
================================================================================

CHICAGO METROPOLITAN AREA
DEVELOPMENT ACTIVITY

   Institutional investors continue to have a strong appetite for newer, fully-leased, warehouse/distribution space within the Chicago metropolitan area. This institutional demand is especially pronounced in select areas such as Carol Stream, Hanover Park and Bolingbrook. The result has been a continued boom in speculative construction within the strongest industrial submarkets in the Chicago area. The bulk of this new construction was started in 1995 when industrial market conditions (i.e., rental and vacancy rates) were optimal to support new speculative development, especially given the high levels of demand at that time coupled with the fairly limited alternatives for users seeking new or expanded operations areas.

   Discussions with local area brokers indicates that the Melrose Park and Northwest Cook County area remains one of the most highly sought after industrial locales within the Chicago MSA. This area continues to attract new companies from alternate locations within the metropolitan area.

INVESTOR EXPECTATIONS

   The investment community continues to place a premium on quality, industrial projects. The increase in available capital for investment has resulted in downward pressure on yield rates. Institutional investors continue to favor high-cube distribution facilities. Investor demand for fully-leased, well-located, institutional-quality industrial facilities has placed downward pressure on going-in capitalization rates. Investors indicate that this product class is most frequently situated in growth markets, most notably, DuPage, Lake and Will Counties. Market participants report that the recent influx of buyers attracted to the Chicago area industrial market are expected to continue to drive investment activity.

NORTHWEST COOK COUNTY SUBMARKET

   The subject property consists of a heavy industrial building located in the Village of Melrose Park within the Northwest Cook County industrial submarket (as delineated by Cushman & Wakefield).

   This submarket is bounded to the east by I-294, west by Barrington Road, south by DuPage County, north by Lake County. The market is comprised of a high concentration of industrial buildings in established industrial areas with rail service and trucking routes. Also,

                                                      INDUSTRIAL MARKET ANALYSIS
================================================================================

this market's close proximity to O'Hare Airport continues to attract tenants. The Northwest Cook County submarket includes one of the largest industrial parks in the country, Centex Industrial Park, located in the densely industrialized community of Elk Grove.

==========================================================================================
                       NORTHWEST COOK COUNTY INDUSTRIAL SUBMARKET
                             Available Industrial Space (SF)
------------------------------------------------------------------------------------------
                         Warehouse/      %                       %      Office/      %
     SURVEY DATE        Distribution  Change   Manufacturing  Change    Service   Change
------------------------------------------------------------------------------------------
4th Qtr. 1989              3,634,629   - - -       1,666,087   - - -     803,716   - - -
4th Qtr. 1990              4,792,137    31.8%      2,415,394    45.0%  1,879,163   133.8%
4th Qtr. 1991              6,676,565    39.3%      2,697,301    11.7%  1,860,463    -1.0%
4th Qtr. 1992              6,048,064   - 9.4%      3,010,287    11.6%  1,643,195   -11.7%
4th Qtr. 1993              5,344,742   -11.6%      3,239,872     7.6%  1,471,051   -10.5%
4th Qtr. 1994              4,772,461   -10.7%      3,171,676    -2.1%  1,281,392   -12.9%
4th Qtr. 1995              3,413,936   -28.5%      2,075,541   -34.6%  1,266,687   -0.11%
4th Qtr. 1996              4,377,367    28.2%      2,401,929    15.7%  1,256,989   -0.08%
4th Qtr. 1997              4,408,827    0.07%      1,871,473   -22.1%    866,899   -31.0%
1st Qrt. 1998              3,689,143   -16.3%      1,936,958     3.5%    811,356    -6.4%
------------------------------------------------------------------------------------------
Source: Cushman & Wakefield Market Research Services
==========================================================================================

   This submarket experienced a significant increase in available space from 1989 to 1991. Recent trends indicate that the amount of available warehouse/distribution space has been declining since 1991. The supply of manufacturing space had been increasing steadily until 1993, and has dropped steadily through the Fourth Quarter, 1997. This submarket also experienced a significant increase in office/service space from 1989 to 1991, but the availability of this product type has been declining since 1991.

   Industrial leasing activity within the Northwest Cook County submarket totaled nearly 858,000 square feet through the first quarter 1998. Meanwhile, sales activity within this submarket for first quarter 1998 reached 828,000 square feet.

   The following chart contains a summary of average net industrial rental rates generally found in the Northwest Cook County submarket for each property type. Please note that the actual rates for specific buildings can vary considerably and can be outside the ranges presented.

                                                      INDUSTRIAL MARKET ANALYSIS
================================================================================


                      NORTHWEST COOK COUNTY INDUSTRIAL SUBMARKET
                                    Rental Survey
                                 (First Quarter 1998)
     ===================================================================

               PROPERTY TYPE                   AVERAGE NET ASKING
                                                  RENTAL RATE
     ===================================================================
     Warehouse/Distribution                         $4.37
     Manufacturing                                  $4.18
     Office/Service                                 $7.98
     ===================================================================

   The Northwest Cook County industrial submarket has suffered from the real estate tax differential with nearby DuPage County. This is especially significant for the communities bordering DuPage County, because of their proximity to concentrations of more modern business and industrial parks in neighboring communities located in DuPage County. Real estate taxes for industrial properties located in DuPage County tend to range from under $1.00 to $2.00 per square foot. This is significant when compared to Cook County (including Melrose Park) for industrial properties, which shoulder a real estate tax expense of $2.00 to $3.00 per square foot, or more.

   Discussions with Cushman & Wakefield industrial brokers indicate that, despite the current disadvantage of real estate taxes on the industrial properties versus similar properties in DuPage County, demand could be found for the western Cook County properties because of their location and setting. It is believed that demand for space exists at a rental rate which is partially adjusted for the real estate tax differential.

   Discussions with active brokers indicate that the Cook County real estate tax rate tends to put downward pressure on industrial rental rates in the local area, relative to those of adjacent communities located in DuPage County. The downward pressure on rental rates is a function of the requirement to remain competitive in terms of overall cost of occupancy to prospective tenants.
Market participants indicate that increases in real estate taxes have offset any improvement in gross rental rates within the subject's market.

                                                      INDUSTRIAL MARKET ANALYSIS
================================================================================

   The subject neighborhood has seen considerable market activity in the past few years; a good portion of the market activity is related to entities moving within the area. As stated, industrial land uses in the immediate area are generally divided among warehouse and manufacturing facilities. The facilities vary from large, single- and multi-tenant buildings, typically containing 200,000 square feet or more to smaller owner-occupied properties of less than 100,000 square feet. Most of the older, single-user properties are being sold to investors who are converting them into tenant-occupied properties. There is also a market for many of the properties with buildings that are 30 to 50 years in age. These buildings are being torn down and the sites redeveloped with more functional industrial facilities. An example is the industrial sale at 1600 North 25th Avenue, which involves the tear-down of a 420,000 square foot plant and the redevelopment of the site by Opus North of a 501,600 square foot warehouse distribution facility. This property is located three blocks south of the subject. Michael Svoboda, of CB-Richard Ellis, the broker in this transaction, said the property was on the market for 12 months. Opus North plans on having the new building up by spring 1999. He reported leasing interest in the new building is high and that the Melrose Park and Franklin Park areas are ready for this type of redevelopment, as many of the large older properties reach the end of their physical and economic life. We have also contacted Michael Fonda, Brenden Kelly and Keith Puritz, all of Cushman & Wakefield's industrial brokerage division. They agreed with Mr. Svoboda and further stated that buildings constructed in the 1970's are being converted to multi-tenant use. Properties constructed in the 1950's or 1960's are generally in poor physical condition and have functional problems such as low ceiling clearances that are not cost-effective to convert. Therefore, these properties are generally redevelopment candidates, with new industrial buildings, generally warehouse/distribution buildings.

SUMMARY

   Overall, the metropolitan Chicago industrial market has experienced substantial improvement in vacancies, rental rates, and an increase in activity in the last year. Industrial real estate remains a favorite among investors. However, market participants indicate the fringe areas of Cook County will continue to lose market share to adjacent communities associated with a lower real estate tax burden. Over the long-term, we feel, as supported by local market participants, that the good market fundamentals of the immediate market area will remain stable, as long as property pricing is competitive. We feel older - 1970-1980 vintage - owner-occupied industrial properties will continue to be converted to multi-tenant properties as the market adjusts and manufacturers move to the more modern facilities in

                                                      INDUSTRIAL MARKET ANALYSIS
================================================================================

DuPage, Lake, and Will Counties. The older 1950-1960 vintage industrial properties will start to be torn down and redeveloped with large warehouse/distribution facilities.

                                                      INDUSTRIAL MARKET ANALYSIS
================================================================================

insert plat survey

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

SITE DESCRIPTION
Location:           2407 West North Avenue, Melrose Park, Cook County, Illinois

Assessor's Parcel
 Numbers:           12-34-300-004
                    12-34-304-002

Shape:              Irregular -- see the Assessor's Tax Map on facing page.

Area:               955,344 square feet, or 21.93 acres.

Frontage:           Approximately 570 feet along North Avenue and approximately
                    300 feet at grade frontage along 25th Avenue.

Topography:         The site is generally level and at street grade.

Street              North Avenue is a four-lane street, with center refuge turn
 Improvements:      lanes. 25th Avenue is four-lane street, with turn lanes.
                    Both streets are asphalt paved with concrete curbs and gutters, street lighting and sidewalks. 25th Avenue rises to above grade and becomes a bridge over the Indiana Harbor
                    Belt Railroad tracks to the north.

Soil Conditions:    We were not provided with a soil survey.  Therefore, we
                    assume that the soil's load-bearing capacity is sufficient to support the existing structure. We observed no evidence to the contrary during our physical inspection of the property.

Utilities:          All typical utilities are available at the subject property.

   Water:           Village of Melrose Park
   Sewer:           Metropolitan Sanitation District
   Electricity:     Commonwealth Edison
   Gas:             Northern Illinois Gas Company
   Telephone:       Ameritech

Access: Direct access to the subject property is provided via North Avenue and 25th Avenue. Both streets access Interstate 290 and provide good access to the area's highway system.

Land Use            We were not given a title report to review.  As far as we
 Restrictions:      know, no easements, encroachments, or restrictions adversely affect the sites' use.

Insert survey

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

Flood Hazard:       According to the Community Panel No. 17031C0386F, National
                    Flood Insurance Rate Map, effective September 19, 1997, the subject property is in Flood Hazard Zone X, which is considered an area of minimal flooding and outside the five hundred year flood plain. Also, there is a culvert on the subject property that empties to the Salt Creek culvert that crosses the subject property.

Hazardous           No evidence of hazardous substances or toxic waste was noted
 Substances:        during our inspection of the site. The existence of
                    potentially hazardous or toxic material which may be located at or about the subject property was not considered in arriving at the opinion of value. The appraisers are not qualified to detect such substances and Cushman & Wakefield urges that an expert in this field be employed to determine the presence, if any, of any such toxic materials.

Comments:           Overall, the subject site is functionally adequate and well-
                    suited for the existing land use.


IMPROVEMENTS DESCRIPTION
   The subject is a heavy industrial building. This facility was originally constructed in the early 1950's and has had many additions. Zenith has added sections in approximately 1968, 1979, 1980, 1985, 1986 and 1996. The subject is a one- and two-story manufacturing facility of 748,300 square feet of gross building area, with 552,000 square feet of first floor area representing 73.8 percent gross building. The second story section has 196,300 square feet, or
26.2 percent of the building area. There is also a basement area of 182,000 square feet that is not counted in the building's gross useable building area. The office and laboratory component amounts to 110,575 square feet, which equates to 14.8 percent of the gross building area, with 17,600 square feet on the first floor and 92,975 square feet on the second floor. The land-to-building ratio equates to 1.28:1 of gross building area. Zenith occupies the entire building (see Site Plan on facing page. This plan does not show the latest additions to the building's west side).

CONSTRUCTION DETAIL
   Foundations:     Concrete spread footings and continuous perimeter footings.

   Framing:         Steel framework of columns, beams and open-web bar joists.

   Bay Spacing:     Varies - by addition.  Some are 20' x 30', 25' x 40', 27' x
                    35'.

   Clearance:       Clear interior heights in the industrial section vary from
                    10, 12, 14 and 18 feet, with approximately 90 percent of the building having a ceiling clearance of 14 feet or less. The manufacturing and assembly lines lower the ceiling clearance even more. Office

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

                    areas are finished to 8 foot ceiling heights with acoustical panels. Basement ceiling clearance is 7.5 feet.

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

   Floors: The flooring has reinforced concrete on compacted stone or fill, sealed with coat of cure/sealer.

   Walls: Exterior wall finish includes concrete block walls, tilt-up concrete panels and insulated metal panels.

   Roof Structure:  All steel construction of truss girders, steel joist and metal decking with a membrane roof covering or foam covering or built-up system.

   Windows: Insulated pane glass in anodized aluminum frames, located along the office portions of the building.

   Pedestrian
    Doors:          Metal hollow core doors in metal frames.

   Loading Doors:   All dock-high doors are on the building's west elevation and consist of a seven-bay shipping section and a four-bay receiving section. All spaces have levelors. There are two grade-level drive-in doors on the east side and north side of the building.


   Rail:            Yes, but not active.

MECHANICAL DETAIL

   Heating and      Hot water gas fired boilers provide heat to the
    Cooling:        industrial and office components.  Additional boilers are
                    used in the production process. Ceiling mounted air conditioning units provide cooling to the office areas.

   Electrical       22,500 KVA - three transformers; 7,500 KVA each.
    Service:        16 substations.

   Fire Protection: Eighty percent of the facility is sprinklered for fire protection.

INTERIOR DETAIL
   Floor Covering:  Office area typically of carpet or vinyl tile.

   Walls:           Office area typically of painted gypsum boards.

   Ceilings:        Office area typically of lay-in acoustical tile ceiling.

   Lighting:        Fluorescent light fixtures for the office floor areas.
                    Fluorescent and high intensity light fixtures in industrial areas.

   Doors:           Interior:  Hollow core, wood doors in metal frames.

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

                    Exterior:  Hollow core, metal doors in metal frames.

SITE IMPROVEMENTS

   On-Site Parking: The parking areas are asphalt paved and include regular and handicapped parking of approximately 570 spaces. Zenith, in addition, has ground leases for additional parking under the elevated 25th Avenue bridge. Copies of the leases were not provided to the appraisers. The need for extra parking would only be required if a similar manufacturing use that required a very large employee base were to be continued at this location,

   Landscaping:     Limited landscaping of sod and plants.

Comments:           The quality of the subject improvements is rated average to good; the layout and functional plan are rated poor. The ceiling heights are 10, 12, 14 and 18 feet, with over 90 percent of the plant having a ceiling height of 14 feet or under.

                    The facility consists of numerous building additions of varying sizes, shapes, ceiling heights and column spacing. This severely limits the utility of the building under an alternate industrial use. Also, the building has only eleven dock-high doors, which limits the building's overall utility.

                                             REAL PROPERTY TAXES AND ASSESSMENTS
--------------------------------------------------------------------------------

  Real estate taxes and assessments for the subject are issued by Cook County. Cook County assesses commercial property at 38.0 percent of the assessor's opinion of market value. Real estate taxes are paid one year in arrears; therefore, the 1996 taxes are payable in 1997.

  In determining the real estate taxes payable for the subject, the County applies a state equalization factor to the assessed valuation in order to establish an equalized valuation. State equalization factors are designed to compensate for differences in the assessment practices in each county in Illinois. The tax rate is then applied to the state equalization factor to determine the gross taxes payable. The chart below shows the assessed valuation, tax rate and total real estate taxes for the subject property.

===========================================================================================================
                             1996 REAL ESTATE AND ASSESSMENTS PAYABLE IN 1997
===========================================================================================================
   PARCEL NUMBER     ASSESSED VALUATION   EQUALIZED VALUE    TAX RATE   REAL ESTATE TAXES    TAXES PER SF
-----------------------------------------------------------------------------------------------------------
12-34-300-004                $  443,440          $  954,150      8.390         $ 80,053.20
-----------------------------------------------------------------------------------------------------------
12-34-304-002                $2,928,145          $4,333,286      8.390         $363,562.62
-----------------------------------------------------------------------------------------------------------
       TOTAL                 $3,371,582          $5,287,436      8.390         $443,615.82        $0.59
-----------------------------------------------------------------------------------------------------------
===========================================================================================================

 Based on our market value estimate, herein, we feel the subject property is over assessed.

                                                                          ZONING
--------------------------------------------------------------------------------

   The subject property lies within the G Industrial District. The G Industrial District allows a variety of uses, including, but not limited to, manufacturing, warehousing, office, and other uses. The following table summarizes some of the major requirements under the G Industrial District. In addition to this requirement summary, the respective zoning ordinances should be consulted for more detail on the district's requirements.

          ===================================================================
              REQUIREMENT                          G INDUSTRIAL DISTRICT
          ===================================================================
          Max. Lot Coverage                                   90%
          Max. Floor Area Ratio                              0.9:1
          Max. Height                                       75 feet

          Min. Front Yard                                   25 feet
          Min. Rear Yard                                    10 feet
          Min. Side Yard                                     3 feet
          ===================================================================


   Based upon our review of the subject property, as improved, it appears to represent legal and conforming use under the applicable zoning guidelines.

   We know of no deed restrictions, private or public, that further limit the subject property's use. We cannot guarantee that no such restrictions exist. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to be conducted determine if any such restrictions do exist.

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

   According to the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, the highest and best use is defined as:

 The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

   We evaluated the site highest and best use, both as if vacant and as improved. The highest and best use must meet four criteria. The use must be (1) legally permissible, (2) physically possible, (3) financially feasible, and (4) maximally productive.

   The highest and best use of the land, as if vacant and available for development, may differ from the highest and best use of the property as if improved; this is true when the existing improvements do not constitute an appropriate use. The existing use will continue until the land in its highest and best use exceeds the sum of the value of the entire property in its existing use plus the cost to remove the improvements. Therefore, our analysis of highest and best use considers the property under two assumptions: land as if vacant for development and the land as improved.

HIGHEST AND BEST USE AS VACANT
LEGALLY PERMISSIBLE

   Regardless of how favorable the physical attributes of a property are or how feasible and productive a use might be for a given site, the legal permissibility of uses has to be given due consideration. As discussed in the Zoning section of this report, the subject site is zoned to permit improvement with structures that accommodate a variety of uses, including manufacturing, warehousing, office, etc. Existing zoning ordinance and easements do not appear to constrain the development potential of the subject site. Furthermore, there do not appear to be any private restrictions that would hinder the development of the property.

PHYSICALLY POSSIBLE

   Physical aspects of a site impose an additional constraint on the possible uses of the property. Size, shape and topography are key determinants of those uses which are physically possible to develop.

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

   As discussed in the Property Description section of this report, the size, soil, and topography are not believed to physically limit the use of the subject site. The site contains 955,344 square feet, or 21.93 acres. The site is large enough to accommodate several forms of real estate development, including industrial, manufacturing, office or retail. We were not provided with a soil survey report for the subject property; therefore, this report has assumed that soil conditions are adequate to support all likely and typical uses of the site. The critical municipal utilities (i.e., water and sanitary sewer) are available to the site and, thus, should not impede development. Although a variety of uses could physically be placed on the subject properties, their location, coupled with surrounding land uses, would suggest some type of industrial use would be most appropriate for the sites.

FINANCIALLY FEASIBLE & MAXIMALLY PRODUCTIVE

   The third and fourth constraints concern what is financially feasible on the one hand and maximally productive of the other. The adjacent land uses and access to major ground transportation routes have a direct bearing on the development potential for the subject site. The subject is located along two main highway arteries (North Avenue and 25th Avenue) and the size of the parcel (21.93 acres) provide a natural location for industrial development. In addition, the adjacent development to the east is industrial and the subject's current use is industrial. Retail development is not considered due to the physical limitations of access by only west bound cars on North Avenue and the limited access and visibility from 25th Avenue, which elevates as it goes north and becomes a bridge over railroad tracks. Also, the depth of the site would require a retail development that would have poor site visibility from North Avenue and 25th Avenue. The feasibility of industrial development for the subject is further supported by its direct proximity to Chicago O'Hare International Airport and the Interstate Highway System (I-290). This direct proximity presents a "natural fit" as a location for light industrial, warehousing and distribution concerns which have a regional or national focus.

   The Northwest Cook County industrial submarket has posted declining vacancy rates over the past several years and is currently 7.1 percent and this generally will spur new development. The submarket continues to post healthy leasing and sales volume figures.

   As such, given the current and historical demand for industrial space in the subject's submarket, the most maximally productive use of the site is to develop the subject property with a warehouse, distribution, or light industrial building.

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

CONCLUDED HIGHEST AND BEST USE AS VACANT

   In conclusion, an industrial facility would conform to all zoning requirements, would be physically possible and would provide a maximum return to the investor. Thus, the highest and best use of the subject site, assuming it to be vacant and available for development, would be for future development with an industrial building.

HIGHEST AND BEST USE AS IMPROVED
LEGALLY PERMISSIBLE

   In relation to the legal considerations of the subject site, as presently improved, based upon our review and analysis of the prevailing zoning and land use ordinances of the subject property, it is our opinion that the existing improvement and site utilization are in legal conformance with land use regulations.

PHYSICALLY POSSIBLE

   Relative to physical considerations, the subject site is improved with a total of 748,300 square feet of first and second floor building area. The first floor building area contains 552,000 square feet and represents 73.8 percent of the building area and is used for manufacturing and office use. The second floor area of 196,300 square feet represents 26.2 percent of the building area and is finished for office, laboratory, cafeteria, men's and women's locker rooms and miscellaneous manufacturing support areas. Much of the second floor is closed and not being used by Zenith. The building's average age is estimated at 30 years. The subject property exhibits a land-to-building ratio of 1.27:1, based on gross building area, which is considered below modern industrial standards of 2.00:1 to 2.50:1.

   The subject property suffers from a number of physical and functional problems that impact on its utility and value to another industrial user. The physical problems are not maintenance related, but structural in nature.

 .  The ceiling clearance of 10, 12 and 14 feet affects approximately 90 percent of the plant. Only the 1996 addition has 18-foot clear ceilings.
 .  Because of the numerous irregular shaped building additions, the column spacings do not match and bay sizes vary significantly.
 . The second floor space is in four locations across the building and amounts to 196,300 square feet. The second floor has 92,975 square feet of office and lab

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

   space along the far south side of the building and 103,325 square feet of manufacturing support area located in three sections of the manufacturing component of the plant. The total second floor area amounts to 26.2 percent of the gross building area of 748,300 square feet. This amount is significantly higher than in modern industrial plants where generally only the office component has second floor space. The second floor, as constructed, significantly limits the first floor use below.
 . The office component amounts to 17,600 square feet on the first floor and 92,975 square feet on the second floor. These total 110,575 square feet, or
   14.4 percent of the gross building area. This percentage, again, is significantly higher than is normally associated with a modern industrial facility.
 . The new C.D.T. production line that was constructed in the plant in 1996 involved the removal of approximately 45,000 square feet of the concrete floor within the first floor. The new floor was lowered by about four feet. This lower floor area would have to be filled in and a new grade level concrete floor installed for any new occupants of the building.
 .  The facility has eleven dock-high doors and two drive-in doors, an amount significantly below the requirements of a building this size.
 . There are numerous enclosed rooms in the production area, many of full masonry construction. These would have to be demolished in order to open the plant area.

   Except for the filling of the C.D.T. floor area and adding of dock-high doors, the problems of low ceiling clearances, column spacing, and high percentage of second floor area and office areas cannot be corrected in a cost-effective manner and are considered major functional problems that impact on the property's ability to be adapted as a single- or multi-tenant industrial property.

   Based on our observation, the functional problems discussed above adversely affect the utility or continued use of the subject improvements.

FINANCIALLY FEASIBLE & MAXIMALLY PRODUCTIVE

   The subject's functional problems have affected the building's utility as a manufacturing building. The low ceiling clearances limit its use for an assembly plant. Column spacing also varies erratically and has affected the current assembly line operations. Zenith has "lived" with these problems, but they cannot be corrected. With today's industrial manufacturer requiring ceiling clearances of 24 to 30 feet and today's warehouse/distribution building have 28 to over

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

32 foot clear ceiling heights, the subject building would not be acceptable to the typical user of a 500,000 square foot building.

   As for the conversion of the building to multi-tenant industrial use, ceiling clearance and column spacing requirement would be adequate for some users. But, the buildings poor layout, limited amount of dock-high doors, concentration of office space and the large second floor areas are issues that severely impact the desirability and marketability of the building and affect the building's value when it is compared to other properties in the marketplace. Currently, Melrose Park and adjacent Franklin Park have a number of older industrial buildings that are being converted and renovated for multi-tenant use and would compete directly with the subject. Alternately, some older facilities are being demolished and the sites are being redeveloped with new state-of-the-art warehouse/distribution buildings, including the facility at 1600 North 25th Avenue, in Melrose Park, described as Land Sale L-1 in the Land Valuation section of this report.

   Based on the preceding analysis of the subject property as improved, the highest and best use of the property is the redevelopment of the site requiring the demolition of the existing building and construction with a large high clearance warehouse/distribution facility of approximately 500,000 square feet and ceiling clearances of 30 feet. The redevelopment at 1600 North 25/th/x Avenue, three blocks south of the subject, involves the demolition of an older, 420,435-square foot industrial building. Opus North, the buyer, will construct a new 501,600-square foot warehouse with 30-foot clear ceilings on the 1,014,077-square foot site. The resultant land-to-building ratio will be 2.03:1. As was discussed in the Industrial Market Analysis section of this report, a number of industrial brokers were contacted regarding the demand in the market for a property with similar physical and functional characteristics as the subject. They all believed that there is very limited demand for such a large property with such substantial functional problems. The brokers also felt that demand exists for the redevelopment of older facilities with new high bay warehouse/distribution buildings.

CONCLUDED HIGHEST AND BEST USE AS IMPROVED

   Therefore, the existing subject building improvement is considered no longer functional and to have reached the end of its economic life. Consequently, the building should be demolished and the site redeveloped with an approximate 475,000 to 500,000 square foot warehouse distribution building with land-to-building ratio of 1.91:1 to 2.00:1. Our concluded highest and best use requires the demolition costs subtracted from the land value, as if

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

vacant. What follows is the land valuation of the subject property with the demolition cost subtracted, resulting in a final value estimate for the subject property.


LAND VALUATION

   We used the Sales Comparison Approach to estimate land value. In this method, we analyzed prices buyers have recently paid for similar sites in the subject's competing area. Our value estimate was derived from prices of recently sold comparable industrial sites, which offer similar locational attributes. In making comparisons, we adjusted the sales prices for differences between the subject and the comparable properties. Presented on the following facing page is a summary of pertinent details of sold sites that we compared with the subject site. A map identifying the locations of each of the respective land sales utilized in this analysis is presented on the subsequent facing page. The following is a detailed discussion of each of the land sales utilized in estimating the market value of the subject site, as if vacant, and available for development. Full details of each comparable land sale is included in the Addenda section of this report.

   COMPARABLE LAND SALE L-1 is located 1600 North 25/th/ Avenue, Melrose Park, Illinois. This is the sale of an old industrial facility that is being purchased by Opus North, a developer. The existing building is being demolished and the site will be developed with a new 501,600 warehouse distribution building. The former building was a 420,435 square foot manufacturing plant. The property sale is to close in August 1998 for approximately $4,265,000. The site contains 24.48 acres, or 1,066,349 square feet. The land is zoned industrial. The sale price equates to $4.00 per square foot of land area.

   COMPARABLE LAND SALE L-2 is located at 1060 East Irving Park Road, Bensenville, Illinois. The site contains 3.55 acres, or 154,638 square feet. The property is zoned industrial. The site is rectangular in shape, level and at street grade. The property was sold for $750,000, which equates to $4.85 per square foot of land area. This sale was part of an assemblage of 60 acres for the construction of a 1,000,000 square foot warehouse facility.

   COMPARABLE LAND SALE L-3 is located at the Northeast corner of Williams and Belmont Avenues, Franklin Park, Illinois. The site is rectangular in shape, level and at street grade. The site is zoned industrial. The purchaser will construct a 200,000 square foot warehouse building that is to be leased to Life Fitness. The site contains 8.89 acres, or 387,242 square feet. The purchase price was $2,108,000. The sale

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

   took place on January 26, 1996. The indicated sale price per square foot of land area was $5.42.

   COMPARABLE LAND SALE L-4 is located at 50 South Mannheim Road, Hillside, Illinois. This site contains 6.0 acres or 261,360 square feet. The site is rectangular in shape, level and at street grade. The property is zoned industrial. A 155,000 square foot industrial building was demolished by the seller to re-develop the site. The property sold on January 2, 1996 for $1,315,000, or $5.03 per square foot of land area.

======================================================================================================================
                               SUMMARY OF COMPARABLE INDUSTRIAL LAND SALES
----------------------------------------------------------------------------------------------------------------------
   COMP                                                                   SIZE/AC
    NO.               LOCATION              SALE DATE     SALE PRICE      SIZE/SF        ZONING        PRICE/SF
----------------------------------------------------------------------------------------------------------------------
   L-1       1600 North 25/th/ Avenue        Under       $4,265,000       24.48 AC     Industrial        $4.00
                                                                       ------------
                                                         /(1)/
             Melrose Park, Illinois         contract                    1,066,349 SF
----------------------------------------------------------------------------------------------------------------------
   L-2       1060 East Irving Park Road        5/96      $  750,000       3.55 AC     Manufacturing      $4.85
                                                                        ------------
             Bensenville, Illinois                                       154,638 SF
----------------------------------------------------------------------------------------------------------------------

   L-3       NWC of Williams and Belmont       1/96      $2,100,000       8.89 AC      Industrial        $5.42
                                                                        ------------
             Franklin Park, Illinois                                     387,248 SF
----------------------------------------------------------------------------------------------------------------------
   L-4       50 South Mannhein Road            1/96      $1,315,000        6.0 AC      Industrial        $5.03
                                                                        ------------
             Hillside, Illinois                                          261,360 SF
----------------------------------------------------------------------------------------------------------------------
SUBJECT      2407 West North Avenue              --          --            21.93 AC     Industrial          --
                                                                        ------------
             Melrose Park, Illinois                                      955,344 SF
======================================================================================================================

/(1)/ This was the sale of a 420,435 square foot industrial building on a 1,066,349 square foot site. The buyer will demolish the building. The value of scrap will pay for demolition according to the selling broker. The selling price of the property is reported to be approximately $4,265,000. The sale is expected to close in August 1998.

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

   The appraisers searched the subject's market area for recent land transactions. Several land sales were identified and considered for comparison of the subject site within the Western Cook County Area. The enclosed land sales represent, to our knowledge, the most recent and comparable land sales within the subject's market area, with which draw reference to the subject site.

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

Insert comparable land sales map

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

   Land prices of our comparable sales range from $4.00 to $5.42 per square foot, with an average unit sales price per square foot of land area of $4.83. The comparable sales range in size from 154,638 square feet (3.55 acres) to 1,066,349 square feet (24.48 acres), with an average size of 467,399 square feet, or approximately 10.73 acres.

   The values of land parcels are influenced by various factors. The fundamental factors believed to be of particular significance in this instance are: passage of time, size, location, zoning, utility, highest and best use, and accessibility. These items must be carefully weighed in a comparative market analysis so reasonable value adjustments may be applied.

   Typically, larger tracts of land tend to sell at lower unit sales prices than their smaller counterparts, all other factors being equal. The analysis of utility considers such physical characteristics as shape, depth, frontage, corner influences, topography, zoning, and the availability of utility services. The analysis of location considers such factors as exposure or visibility, accessibility, and the quality of the surrounding area. The analysis of passage of time considers such factors as appreciation in land values over time.

   The comparables presented in this analysis are considered the most pertinent information available, and are believed to provide a reasonable basis with which to form an opinion of land value for the subject site, as if vacant, and available for development. We attempted to quantify the various adjustments; however, due to the varying factors associated with the sales, quantified adjustments are difficult at best. The most market-oriented unit of comparison for properties such as the subject is the sales price per square foot of land area. All comparable sales were analyzed on this basis.

  It should be noted, that the qualitative analysis which follows is primarily for informational purposes; the intent being to assist the reader in the thought process used to compare the dissimilarities of the sales to the subject, with the ultimate result being a plausible market value conclusion. However, because the trading of real estate occurs in a very imperfect market, coupled with the fact that no two land sales are exactly alike, the use of paired sales to derive quantifiable adjustments, though preferable in theory, is not generally practical in the marketplace. The reasons being that even in the most ideal circumstances, the quality and uniformity of data is insufficient to produce accurate results, not to mention the intangible factor of motivation. As such, the data could conceivably be manipulated to producing varying results. Therefore, the reader should be cautioned that

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

the adjustments set forth herein are not to be construed as absolute, but are provided as a visual aid in demonstrating the logic and reasonableness of the conclusion.

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

TERMS OF SALE

  All of the land sales cited within this section were arms-length transactions, therefore, no adjustment for terms of sale were considered to be warranted.

MARKET CONDITIONS

  This adjustment, which is also referred to as the "time adjustment" reflects the change in market conditions from the sale date of a comparable to the valuation date of the subject. Industrial real estate market conditions in Chicago Metropolitan Area have continued to improve, resulting in continued improvement in market conditions and land values since comparable land sales L-2, L-3 and L-4 were negotiated. A 3.0 percent annual adjustment is made.

LOCATION

  Comparable sales L-3 and L-4 have superior locations and downward adjustments was made. Comparable sales L-1 and L-2 are of similar locations and no adjustment was made.

UTILITY (PHYSICAL CHARACTERISTICS)

  The analysis of utility considers such factors as shape, depth, frontage, plottage, topography, zoning, and the availability of utility services. All of the land sales considered having similar utility aspects in relation to the subject site and, therefore, no adjustments for physical characteristics were required.

SIZE

  The site area of the subject is 955,344 square feet, or 21.93 acres, whereas the comparable sale parcels L-2, L-3, and L-4 range in size from 154,638 to 387,248 square feet. Generally, sites in this size range are sold for larger sales prices per square foot and an upward adjustment was made. Comparable sale L-1 is similar in size to the subject and no adjustment was made.

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

=============================================================================================================================
                                                 QUALITATIVE ADJUSTMENT CHART
                                                    COMPARABLE LAND SALES
=============================================================================================================================
 COMP NO.     SALE        TERMS      MARKET CONDITIONS      CUMULATIVE      LOCATION     SIZE     UTILITY       CUMULATIVE
              PRICE      OF SALE                            ADJUSTMENT                                          ADJUSTMENT
-----------------------------------------------------------------------------------------------------------------------------
L-1          $4.00     Arms-length        Similar            $4.00           Similar    Similar    Similar        Similar
                           0%               0%                                  0%         0%         0%            0%
                                                                                                                   $4.00
-----------------------------------------------------------------------------------------------------------------------------
L-2          $4.85     Arms-length       Inferior            $5.14           Similar    Superior   Similar       Superior
                           0%              +6%                                  0%       -20%         0%          -20%
                                                                                                                   $4.11
-----------------------------------------------------------------------------------------------------------------------------
L-3          $5.42     Arms-length       Inferior            $5.85           Superior   Superior   Similar       Superior
                           0%              +8%                                 -5%       -20%         0%          -25%
                                                                                                                   $4.39
-----------------------------------------------------------------------------------------------------------------------------
L-4          $5.03     Arms-length       Inferior            $5.43           Superior   Superior   Similar       Superior
                           0%              +8%                                 -5%       -20%         0%          -25%
                                                                                                                   $4.07
=============================================================================================================================

   The adjusted comparable sales prices range from $4.00 to $4.39 per square foot, with an average adjusted sales price of $4.14. We feel the value would fall within the value range, therefore, applying an estimated $4.00 to $4.30 per square foot value range results in the following overall value estimates for the subject property.

        =================================================================
                                LAND VALUATION
        =================================================================
                              UNIT SALES
           LAND AREA     X     PRICE/SF              =    ESTIMATED VALUE
        -----------------------------------------------------------------
          955,344 SF     x        $4.00              =      $3,821,276
          955,344 SF     x        $4.30              =      $4,107,979
        =================================================================

  We believe the value of the subject site would lie near the mid-aspect of the above indicated range, or $3,950,000, or $4.13 per square foot.

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

  In determining the cost of demolition, we reviewed Marshall Valuation Service, that reflected general information on costs of $2.45 to $3.60 per square foot of building area. We also contacted Michael Svoboda of CB-Richard Ellis, the broker in the sale of a 420,000-square foot industrial building in Melrose Park, to Opus North. The building was recently demolished and he said the demolition costs were paid for by the value of the scrap material. We then contacted Michael Fonda and Brenden Kelly of Cushman & Wakefield's industrial brokerage division. They were recently involved in the demolition of a large industrial property and these demolition costs were approximately $1.50 per square foot of building area. Based on the data presented above, we feel that $1.50 per square foot is reasonable and we have chosen to use this amount as a basis for our demolition cost estimate.

  From the above value estimate, we have subtracted our estimated demolition cost of $1,125,000, or $1.50 per square foot of the 748,300-square foot building. The final value estimate equates to $2,825,000.

   Therefore, based on the above indicated, the land value of the subject property equates to $2,825,000.

                                                       QUICK SALE VALUE ESTIMATE
--------------------------------------------------------------------------------

   We have provided in our valuation a quick sale or orderly liquidation value estimate of the subject property. A quick sale is estimated as a sale within a six-month period.

   In considering the question of value under a quick sale concept, there is a great degree of subjectivity and judgement involved in this estimate.

   No scientific method or "rule of thumb" exists in applying this discount. Therefore, we have attempted to subjectively consider the potential buyer for this property and determine a reasonable discount given the relative marketability of the property and other factors.

   Industrial brokers were contacted in the subject's market area and, although no specific examples were discussed, they believe a discount range of 5 to 20 percent from the market value would be most likely under a quick sale scenario.

   We believe an approximate 10 percent discount from the market value to be a reasonable allowance to account for a quick sale of the subject property.

   Therefore, after considering all factors pertinent under a quick sale or orderly liquidation sale concept, it is our opinion that the quick sale value of the subject property, as of May 21, 1998, was:

                TWO MILLION FIVE HUNDRED FIFTY THOUSAND DOLLARS
                                   $2,550,000

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

This appraisal has been made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and other factual matters. The Appraisal and the opinion of value stated therein is as of the date stated in the Appraisal. Changes since that date in external and market factors can significantly affect property value.

3. The appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Possession of the Appraisal, or a copy thereof, does not carry with it the right of publication. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Appraisal, C&W does not permit use of the Appraisal by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Appraisal, the Appraisal must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Appraisal or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news media or used in any material (other than in judicial or non-judicial proceedings involving Zenith) without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

4. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

5. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

6. The projected potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has not reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others or the bona fides of actual lease. C&W suggests that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

7. The projections of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraisers' task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisions for the future in terms of rental rates, expenses, supply, and demand.

8. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value stated in the Appraisal. These materials (such as

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

    formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances and C&W urges that an expert in this field be employed to determine the economic impact of these matters on the opinion of value stated in the Appraisal.

9. If the Appraisal is submitted to a lender or investor with the prior approval of C&W, such party should consider the Appraisal as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

10. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans with Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value stated in the Appraisal. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

11. Please note that prior to the use of the Appraisal report, our value conclusion, or our firm name as part of, or to be referenced in, any offering or other material intended for the review of others to be submitted to others (other than in connection with judicial or non-judicial proceedings involving Zenith), except as otherwise provided in our letter of engagement, our permission is granted on the condition that we be provided with an indemnification agreement in a form and content satisfactory to us, by parties satisfactory to us. Notwithstanding the foregoing, prospective institutional lenders may rely on and use the appraisal reports in their entirety for purposes of a first mortgage loan transaction with Zenith.

                                                       CERTIFICATION OF APPROVAL
--------------------------------------------------------------------------------

   We certify that, to the best of our knowledge and belief:

1. David O. Conroy, inspected the property and prepared the report and Stanley
   R. Dennis, Jr., MAI, has reviewed and approved the report, but did not inspect the property.

2. The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report. The appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI has completed the requirements of the continuing education program of the Appraisal Institute.



   David O. Conroy                                   Stanley R. Dennis, Jr., MAI
   Senior Appraiser                                            Managing Director
   Illinois Certification No. 153-001128   Illinois Certification No. 153-000686

                                                                         ADDENDA
--------------------------------------------------------------------------------



                               LEGAL DESCRIPTION

                             COMPARABLE LAND SALES

                           APPRAISER QUALIFICATIONS

                                               COMPARABLE LAND SALES DATA SHEETS
--------------------------------------------------------------------------------

Location:                     1600 North 25th Avenue
                              Melrose Park, Illinois

Grantor:                      PDM Structural Group

Grantee:                      Opus North

Date of Sale:                 Under contract -- expected to close in August 1998

Size:                         1,066,349 square feet, or 24.48 acres

Shape:                        Rectangular

Utilities:                    All present

Topography:                   Level, at street grade

Zoning:                       Industrial

Sale Price:                   $4,265,000

Unit Price/SF:                $4.00

Comments:                     Opus North is buying an old industrial property
                              for redevelopment. The property was improved with a 420,435-square foot industrial building. The building was demolished after the property was under contract to sell. The new building is to be a 501,600-square foot warehouse/distribution building with 30-foot clear ceiling height.

                                               COMPARABLE LAND SALES DATA SHEETS
--------------------------------------------------------------------------------

Location:                     1060 East Irving Park Road
                              Bensonville, Illinois

Grantor:                      Nelsen Wire & Steel, Inc.

Grantee:                      Security Capital Industrial Trust

Date of Sale:                 May 14, 1996

Size:                         154,638 square feet, or 3.55 acres

Shape:                        Rectangular

Utilities:                    All present

Topography:                   Level, at street grade

Zoning:                       Industrial

Pin Number:                   12-18-300-010, -019

Recording Data:               96-365883

Sale Price:                   $750,000

Unit Price/SF:                $4.85

                                               COMPARABLE LAND SALES DATA SHEETS
--------------------------------------------------------------------------------

Location:                     Northwest Corner of
                              Williams & Belmont Avenues
                              Franklin Park, Illinois

Grantor:                      RMP-1 LLC

Grantee:                      American National Bank,
                              as Trustee, #120682-1

Date of Sale:                 January 26, 1996

Size:                         387,248 square feet, or 8.89 acres

Shape:                        Rectangular

Utilities:                    All present

Topography:                   Level, at street grade

Zoning:                       Industrial

Pin Number:                   12-20-401-002, -016, -017

Recording Data:               96-071751

Sale Price:                   $2,100,000

Unit Price/SF:                $5.42

Comments:                     The buyer is developing a build-to-suite
                              warehouse/distribution facility with Life Fitness as tenant.

                                               COMPARABLE LAND SALES DATA SHEETS
--------------------------------------------------------------------------------

Location:                     50 S. Mannheim Road
                              Hillsdale, Illinois

Grantee:                      Harris Bank Barrington
                              Trust # 11-50

Date of Sale:                 January 2, 1996

Size:                         261,360 square feet, or 6.0 acres

Shape:                        Rectangular

Utilities:                    All present

Topography:                   Level, at street grade

Zoning:                       Industrial

Pin Number:                   15-17-404-025

Recording Data:               96-002370

Sale Price:                   $1,315,000

Unit Price/SF:                $5.03

Comments:                     The seller demolished a 155,000-square foot
                              industrial building. The buyer is to subdivide the property and construct an industrial building and a retail store.